Prospectus Supplement No. 14



The Prospectus dated November 14, 1996 (the "Prospectus") relating to the offer for resale of up to $115,000,000 aggregate principal amount of 5.5% Convertible Subordinated Debentures due 2006 of Aames Financial Corporation (the "Company") and 6,160,713 shares of the common stock of the Company, par value $0.001 per share, into which such Debentures are convertible is hereby amended as follows:

The following entity is hereby named as a Selling Security Holder as contemplated on page 33 of the Prospectus:

      Selling  Security  Holder             Principal  Amount  of Debentures

     Paine Webber Inc.                       $1,135,000
     1000 Harbor Boulevard
     Weehawken, New Jersey 07087

    The date of this Prospectus Supplement is March 24, 1997.